UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 9, 2008

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

162 Fifth Avenue, Suite 900 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

212-994-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

On January 9, 2008, Antigenics Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) pursuant to which the Company issued and sold to certain investors shares of the Company’s common stock and warrants for an aggregate purchase price of approximately $26.1 million. Under the terms of the Agreement, the investors in the private placement purchased (1) 8,708,717 shares of common stock, (2) ten-year warrants to purchase, at an exercise price of $3.00 per share, up to 8,708,717 shares of common stock, and (3) contingent warrants (the “Contingent Warrants”) to purchase, at an exercise price of $3.00 per unit, up to (A) 8,708,717 shares of common stock and (B) ten-year warrants to purchase, at an exercise price of $3.00 per share, 8,708,717 shares of common stock. The exercise of the Contingent Warrants is contingent upon the completion of a qualifying financing transaction within two years of the closing date of the private placement.

The Company has agreed to file a registration statement covering shares issued in the private placement and issuable upon exercise of the warrants.

No underwriting discounts or commissions are associated with this placement. The securities were issued in reliance upon the exemptions from the registration under the Securities Act provided by Regulation D and Section 4(2). The securities were issued directly by the registrant and did not involve a public offering or general solicitation. The investors in the private placement are “Accredited Investors” as that term is defined in Rule 501 of Regulation D.

A copy of the press release issued in connection with the private placement is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Form of Warrant

4.2	Form of Contingent Warrant

10.1	Securities Purchase Agreement, dated January 9, 2008

99.1	Press Release, dated January 9, 2008, regarding private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: January 11, 2008	By:	/s/ Garo H. Armen, Ph.D.
Garo H. Armen, Ph.D.
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Form of Warrant

4.2	Form of Contingent Warrant

10.1	Securities Purchase Agreement, dated January 9, 2008

99.1	Press Release, dated January 9, 2008, regarding private placement